Exhibit 99.1

Contact:	Alexion Pharmaceuticals, Inc.	Makovsky & Company	Rx Communications
	Vikas Sinha	David Patti (Media)	Rhonda Chiger (Investors)
	Sr. VP & CFO	212-508-9623	917-322-2569
203-272-2596

Alexion Reports Second Quarter 2007 Results

Quarter Highlighted by First Commercial Sales in the U.S. and

European Commission (EC) Approval of SolirisTM for All PNH Patients

Cheshire, Conn., July 25, 2007 – Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced financial results for the quarter ended June 30, 2007.

Second Quarter Highlights:

•

During April 2007, Alexion initiated commercial sales of SolirisTM (eculizumab) in the United States for the treatment of paroxysmal nocturnal hemoglobinuria (PNH), a rare and life-threatening blood disorder.

•	Soliris product sales in the United States and Europe totaled $9.8 million.

•	All Soliris patients from the Phase III extension clinical trial in the United States and early access program in the United States have been converted to commercial product.

•	New patients who did not participate in Soliris clinical trials or the early access program currently represent the majority of commercial Soliris patients in the United States.

•	The European Commission granted marketing approval for Soliris for all patients with PNH.

•	Alexion acquired exclusive world-wide rights to FLAER, a highly sensitive diagnostic test for PNH.

Second Quarter Financial Results:

For the second quarter, Alexion Pharmaceuticals, Inc. (the “Company” or “Alexion”) reported revenues of $9.8 million compared to revenues of $0.3 million for the same period last year. All reported revenues from this quarter are Soliris product sales.

Cost of product sales for the three months ended June 30, 2007 was $1.1 million, resulting in a gross profit of $8.7 million. Product sold during the three months ended June 30, 2007 was previously expensed, prior to submission of the Biologic License Application (BLA), and therefore was not included in the cost of product revenues during this period. Cost of product sales includes estimated royalty costs related to the sale of Soliris and other manufacturing costs.

Operating expenses for the second quarter were $38.0 million, compared to $34.9 million for the same period last year. Research and development expenses for the quarter ended June 30, 2007 were $15.2 million compared to $23.5 million for the same period last year. The decrease in second quarter 2007 research and development expenses compared to the same period in 2006 is related to the termination of the pexelizumab programs in late 2006, as well as the transition of Soliris from research and development stages to a commercial product. Selling, general and administrative expenses were $22.8 million for the three months ended June 30, 2007, compared to $11.4 million for the same period last year. The increase in selling, general and administrative expenses for the second quarter of 2007 is primarily related to the development of commercial operations and other infrastructure to support the launch of Soliris in the United States and Europe.

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Operating expenses for the three months reported include $5.3 million of share-based compensation expense compared to $3.7 million in the same period last year.

The Company posted investment income for the three months ended June 30, 2007 of $2.2 million compared to $2.0 million for the same period last year, reflecting higher market interest rates. For the three months ended June 30, 2007, interest expense was $0.5 million compared to $0.7 million for the same period last year.

The Company incurred a net loss for the quarter ended June 30, 2007 of $27.2 million, or $0.75 basic and diluted net loss per common share, compared to a net loss of $33.2 million, or $1.06 basic and diluted net loss per common share, for the same period during 2006. Excluding share-based compensation, the Company incurred a non-GAAP net loss for the quarter ended June 30, 2007 of $21.8 million, or $0.61 per common share, versus a non-GAAP net loss of $29.5 million, or $0.94 per common share, for the same period during 2006.

In connection with the purchase and upgrade of its manufacturing facility in Rhode Island, the Company capitalized renovation and upgrade costs of $16.0 million during the quarter ended June 30, 2007. Cumulative capitalized expenses related to the facility totaled $58.8 million as of June 30, 2007. Construction of the Rhode Island facility is now substantially complete and engineering runs are anticipated in 2007. Completion of engineering runs will enable the Company to begin validation production for regulatory approval of the facility.

As of June 30, 2007, the Company had $152.4 million in cash, cash equivalents, and marketable securities compared to $250.1 million at December 31, 2006. The decrease is attributable to the ongoing completion of the manufacturing facility, as well as the continued development of commercial operations. As of June 30, 2007, $9.5 million of cash was restricted and designated for completion of the manufacturing facility in Rhode Island.

In addition to the $152.4 million in cash, cash equivalents, and marketable securities reported as of June 30, 2007, in July 2007 the Company amended its existing Rhode Island manufacturing facility mortgage loan agreement to borrow an additional $18 million, resulting in an aggregate principal balance of $44 million.

Non-GAAP Financial Information—Non-GAAP financial information is utilized by the Company’s management to provide a useful measure of comparative operating performance of the Company. Non-GAAP financial information excludes the effect of share-based compensation expense. Reconciliation between non-GAAP financial measures and GAAP financial measures is included in the table accompanying this press release following the unaudited Selected Financial Data.

Soliris Commercial Update – United States

During the quarter, all patients from the Phase III extension clinical trial in the U.S. and early access program in the U.S. have been converted to commercial Soliris. Patients identified prior to launch but who did not participate in clinical trials, together with patients identified after launch, currently represent the majority of commercial patients in the United States.

“Initial results of the U.S. launch of Soliris have exceeded our expectations,” said Dr. Leonard Bell, Chief Executive Officer of Alexion. “Our field force and OneSource team are working successfully with physicians, patients and payers to communicate the significant clinical benefits of Soliris and to secure access to therapy. So far, we are making significant progress toward achieving our top priority of making Soliris available to every PNH patient who can benefit from it.”

The Company is moving forward with several commercial and clinical development initiatives:

•

Alexion recently acquired exclusive world-wide rights to FLAER, a highly sensitive diagnostic test for PNH. The FLAER test has been shown to permit a more accurate determination of the size of the PNH clone as compared to standard flow cytometry. Increased use of the FLAER test has the potential to improve both the rate and accuracy of diagnosis for PNH.

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•

During the quarter, the Company announced the expansion of the EXPLORE study, which is examining the frequency and clinical characteristics of PNH in patients with aplastic anemia, myelodysplastic syndrome and other bone marrow disorders. The Company is now planning to enroll up to 10,000 bone marrow disorder patients in the study.

Soliris Commercial Update – International

On June 22, 2007, Alexion announced that the European Commission granted marketing approval for Soliris for all patients with PNH. Since that time, the Company has been working on completing the reimbursement processes, which vary by country. The Company continues to sell Soliris on a named-patient basis in Europe. Alexion expects to make Soliris commercially available during the fourth quarter of this year in Germany and the United Kingdom, followed by other major European countries in 2008.

“The science, clinical data and approved product label in Europe all support broad access to Soliris for the treatment of PNH. We are working with officials in major markets to secure reimbursement, and we expect initial commercial launch during the fourth quarter of this year,” said David Keiser, President and Chief Operating Officer of Alexion. “We continue to attract exceptional talent into the organization as we scale up our commercial operations on a country by country basis. Like the U.S., our goal in Europe is that every patient who can benefit from Soliris, will have access to Soliris.”

In June 2007, Alexion was informed by the Australian regulatory authorities that it had granted priority review status for the recently submitted Soliris New Drug Application.

Financial Guidance

For 2007, earlier guidance of GAAP-based total operating expenses in the range of $160 to $180 million remains unchanged. Excluding the expense of employee stock options and other share-based compensation expense, the projected non-GAAP total operating expenses for 2007 in the range of $140 to $160 million remains unchanged.

The financial results and the amount of net loss that is likely in 2007 will vary depending upon many factors, including the level of increases in Soliris product sales, acceptance of Soliris in the medical community, pricing of Soliris in Europe and reimbursements from third-party insurers, government agencies and other third party payors.

Conference Call/Web cast Information

Alexion will host a conference call/webcast to discuss matters mentioned in this release. The call is scheduled for today, July 25 at 9:00 a.m., Eastern Time. To participate in this call, dial 719-457-2734, confirmation code 1272485, shortly before 9:00 a.m., Eastern Time. A replay of the call will be available for a limited period following the call, beginning at 12:00 p.m, Eastern Time. The replay number is 719-457-0820, confirmation code 1272485. The audio webcast can be accessed at: www.alexionpharm.com.

About Alexion

Alexion Pharmaceuticals, Inc. is a biotechnology company working to develop and deliver life-changing drug therapies for patients with serious and life-threatening medical conditions. The Company is engaged in the discovery, development and commercialization of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic diseases, cancer, and autoimmune disorders. In March 2007, the FDA granted marketing approval for the Company’s first product, Soliris for all patients with PNH and the Company began commercial sale of Soliris in the U.S. during April 2007. In June 2007, the European Commission granted marketing approval for Soliris in the European Union for all patients with PNH. The Company is evaluating other potential indications for Soliris as well as other formulations of eculizumab for additional clinical indications, and is actively pursuing development of other antibody product candidates in early stages of development. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: http://www.alexionpharm.com.

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This news release contains forward-looking statements, including statements related to guidance regarding anticipated financial results for 2007, potential benefits and commercial potential for Soliris, timing of first commercialization of Soliris in different territories, progress in developing commercial infrastructure and assembling a sales team in the United States and Europe, utility of the FLAER diagnostic, enrollment plans for and expansion of the EXPLORE trial, and interest about Soliris in the patient, physician and payor communities and timing for completion of and engineering runs at the Rhode Island manufacturing facility. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including for example, decisions of regulatory authorities regarding marketing approval or material limitations on the marketing of Soliris, delays in arranging satisfactory manufacturing capability and establishing commercial infrastructure, delays in developing or adverse changes in commercial relationships, the possibility that results of clinical trials are not predictive of safety and efficacy results of Soliris in broader patient populations, the possibility that initial results of commercialization are not predictive of future rates of adoption of Soliris, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms or at all, the risk that third party payors will not reimburse for the use of Soliris at acceptable rates or at all, the risk that Soliris will not generate interest among physicians, the risk that estimates regarding the number of PNH patients are inaccurate, the risk that pending litigation may be resolved adversely, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Quarterly Report on Form 10-Q for the period ended March 31,2007 and in our other filings with the Securities and Exchange Commission. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

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ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

(Unaudited)

(Amounts in thousands, except per share amounts)

Consolidated Statements of Operations Data:

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Revenues:
Product sales	$9,756	$—	$10,731	$—
Contract research revenues	—	339	5,343	1,107

Total revenues	9,756	339	16,074	1,107
Cost of product sales	1,067	—	1,152	—

Gross profit	8,689	339	14,922	1,107

Operating expenses:
Research and development	15,195	23,462	36,415	44,676
Selling, general and administrative	22,788	11,421	42,627	19,567

Total operating expenses	37,983	34,883	79,042	64,243

Operating loss	(29,294)	(34,544)	(64,120)	(63,136)

Other income (expense):
Investment income	2,158	1,976	4,928	3,939
Interest expense	(511)	(687)	(1,211)	(1,375)
Foreign currency gain	373	—	346	—

	2,020	1,289	4,063	2,564

Income tax benefit	90	90	180	180

Net loss	$(27,184)	$(33,165)	$(59,877)	$(60,392)

Net loss per share - basic and diluted	$(0.75)	$(1.06)	$(1.68)	$(1.94)

Shares used in computing basic and diluted net loss per common share	36,031	31,203	35,698	31,098

Consolidated Balance Sheet Data:

	As of
	June 30, 2007	December 31, 2006
Cash, cash equivalents and marketable securities	$152,420	$250,148
Total assets	296,890	333,537
Total stockholders’ equity	96,311	124,677

The following table represents a reconciliation of GAAP to non-GAAP financial information related to share-based compensation for the three months and six month ended June 30, 2007 and 2006:

	Reported Amounts	Share-Based Compensation Adjustment	Excluding Share-Based Compensation
Six Months Ended June 30, 2007
Research and development	$36,415	$(4,687)	$31,728
Selling, general and administrative	42,627	(5,633)	36,994
Operating expenses	79,042	(10,320)	68,722
Operating loss	(64,120)	10,320	(53,800)
Net loss	(59,877)	10,320	(49,557)

Basic and diluted net loss per share	$(1.68)	$0.29	$(1.39)

Six Months Ended June 30, 2006
Research and development	$44,676	$(4,080)	$40,596
Selling, general and administrative	19,567	(2,761)	16,806
Operating expenses	64,243	(6,841)	57,402
Operating loss	(63,136)	6,841	(56,295)
Net loss	(60,392)	6,841	(53,551)

Basic and diluted net loss per share	$(1.94)	$0.22	$(1.72)

Three Months Ended June 30, 2007
Research and development	$15,195	$(2,302)	$12,893
Selling, general and administrative	22,788	(3,037)	19,751
Operating expenses	37,983	(5,339)	32,644
Operating loss	(29,294)	5,339	(23,955)
Net loss	(27,184)	5,339	(21,845)

Basic and diluted net loss per share	$(0.75)	$0.15	$(0.61)

Three Months Ended June 30, 2006
Research and development	$23,462	$(2,200)	$21,262
Selling, general and administrative	11,421	(1,475)	9,946
Operating expenses	34,883	(3,675)	31,208
Operating loss	(34,544)	3,675	(30,869)
Net loss	(33,165)	3,675	(29,490)

Basic and diluted net loss per share	$(1.06)	$0.12	$(0.94)

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